Exhibit 10.31

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of May 4, 2015 by and between Photronics, Inc., a Connecticut corporation (the “Company”), having a principal place of business at 15 Secor Road, Brookfield, CT 06804 and  Constantine Macricostas (“Executive”) residing at 5509 Pennock Point Road
Jupiter, FL 33458

WITNESSETH:

WHEREAS, the Company and Executive desire to enter into this Agreement to assure the Company of the continuing service of Executive and to set forth the terms and conditions of Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties agree as follows:

1.     Term.  The Company agrees to employ Executive and Executive hereby accepts such employment, in accordance with the terms of this Agreement.  Subject to Section 5, the term of Executive’s employment shall commence on the date hereof and continue for a period of four (4) years unless this Agreement is earlier terminated as provided herein (the “Term”).

2.    Services.  So long as this Agreement shall continue in effect, Executive shall attend to such matters of the Corporation during such hours as the Board may approve or designate, and perform such duties as may be required of him. Executive shall use his best efforts and abilities to promote the Company’s interests and shall perform faithfully the services contemplated by this Agreement in accordance with the Company’s policies as established by the Board of Directors of the Company. It is expected that during the term of this Agreement you will work out of your office in Florida; provided however, while traveling to any of the Company’s facilities, the Company shall provide you with office space, if needed, at any of the Company’s various facilities including but not limited to Palm Bay.  Notwithstanding the above, you shall be provided with and have use of the Company’s administrative staff and services related thereto at any of the Company’s facilities from which you may travel or work from.

3.     Duties and Responsibilities.

(a)  Executive shall serve as the Executive Chairman of the Company.  In the performance of Executive’s duties, Executive shall report directly to the Company’s Board of Directors, and shall have such duties, responsibilities and authority as may from time to time be assigned to the Executive by the Company’s Board of Directors.  Furthermore, Executive shall work on special projects at the request of the Chief Executive Officer.  Executive will continue to be copied on all correspondence relating to capital expenditures and strategic planning including but not limited to weekly site operation reports, weekly and monthly sales reports, P&L reports, and capital expenditure reports.  Executive will be invited to and is expected to attend (if reasonably possible) all strategic planning meetings, capital expenditure meetings and all P&L conference calls.

Furthermore, the Chief Executive Officer  will continue to  advise you prior to the hiring of Company and subsidiary (worldwide) employees hired at the level of director and above as well as all consulting arrangements, promotions or salary increases for employees director level and above.  You will have the opportunity to provide your comments and recommendations to the CEO regarding such hires, promotions, salary increases and the like

4.     Compensation.

(a)  Base Compensation.   During the Term, the Company agrees to pay Executive a base salary at the rate of $410,000 per year payable in accordance with the Company’s customary payroll practices generally applicable to similarly situated employees as may be in effect from time to time.  All payments required hereunder, including the payments required by this Section 4(a), may be allocated by the Company to one or more of its subsidiaries to which Executive renders services but the Company shall remain responsible for all payments hereunder and Executive shall have no obligation to seek payment from such subsidiaries.

(b)  Additional Benefits.  During the Term, the Executive shall be entitled to participate in the employee benefit plans and arrangements as the Company may establish from time to time in which other employees similarly situated are entitled to participate (which may include, if applicable, bonus plan(s), dental plan, disability plan, basic life insurance and business travel accident insurance plan, stock option or stock purchase plans or any successor plans thereto (the “Benefits”)).  The Company shall have the right to terminate or change any such plans or programs at any time. Notwithstanding the above, the Company will reimburse Executive for health care expenses for Executive and his spouse in an amount not to exceed $20,000.00 per year during the term of this Agreement.

(c)  Company Automobile.  On or after June 1, 2015, Executive shall have the right to purchase the 2011 BMW that the Company is currently providing to Executive as a Company car (the “2011 BMW”).  Consultant shall have the right to purchase the 2011 BMW from the Company for the net book value of the 2011 BMW at the time of purchase.

(d)  Vacation.  During the Term of this Agreement, Executive shall be entitled to four (4) weeks’ paid vacation per calendar year, which shall not be transferable to any subsequent year.

5.     Termination.  This Agreement and all rights and obligations hereunder, except the rights and obligations contained in this Section 5, Section 7 (Confidential Information), Section 8 (Non-Competition), Section 9 (Intellectual Property) and Section 10 (Remedies), which shall survive any termination hereunder, shall terminate upon the earliest to occur of any of the following:

(a)  Resignation; Retirement.  Upon the resignation by Executive following at least thirty (30) days written notice to the Company, Executive shall be entitled to receive a payment in the amount of the sum of (A) Executive’s then current salary through the last day of employment to the extent not theretofore paid, (B) any compensation previously deferred by Executive (together with any accrued interest or earnings thereon), and (C) any accrued vacation pay according to Company U.S. Vacation Policy, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B) and (C) shall be hereinafter referred to as the “Accrued Obligations”), in a lump sum, subject to statutory deductions and withholdings, in cash within ten (10) business days after the last day of employment or any earlier time required by applicable law.

(b)  Termination for Cause.

(i)  The Company may terminate Executive’s employment and all of Executive’s rights hereunder for Cause.

(ii)  Upon such termination for Cause, Executive shall be entitled to receive any Accrued Obligations, which shall be paid to Executive in a lump sum, subject to statutory deductions and withholdings, in cash within ten (10) business days after the date of termination or any earlier time required by applicable law.

(iii)  For purposes of this Agreement, the term “Cause” shall be defined as any of the following:

(1)  Executive’s material breach of any of any obligations under this Agreement (other than by reason of physical or mental illness, injury, or condition);

(2)  Executive’s conviction by, or entry of a plea of “guilty” or “nolo contendere” in a court of competent and final jurisdiction for any felony that impairs his ability to perform his duties to the Company or any crime of moral turpitude;

(3)  Executive’s commission of an act of fraud upon the Company;

(4)  Executive’s engaging in willful or reckless misconduct or gross negligence in connection with any property or activity of the Company or its Affiliates;

(5)  Executive’s repeated and intemperate use of alcohol or illegal drugs after written notice from the Board or Directors;

(6)  Executive’s material breach of any other material obligation to the Company (other than by reason of physical or mental illness, injury, or condition) that is or could reasonably be expected to result in material harm to the Company;

(7)  Executive’s becoming insolvent or filing for bankruptcy;

(8)  Executive’s becoming barred or prohibited by the SEC from holding such position with the Company; or

(9)  Executive’s violation of any duty of loyalty (i.e., engaging in self-interested transactions, misappropriation of business opportunities that belong to the Company, or a breach of Executive’s fiduciary duties to the Company).

(c)  Separation Without Cause;

(i) If Executive separates (defined as untimely death) from the Company prior to expiration of the term of this Agreement other than for Cause, Executive or his living trust shall be entitled to receive the following

(1)  Any Accrued Obligations through the date of termination, which shall be paid to Executive in a lump sum, subject to statutory deductions and withholdings, in cash within ten (10) business days after the date of termination or any earlier time required by applicable law.

(2)  A payment of $410,000 annually for the then remaining term of this Agreement.  The payment shall be paid by the Company to Executive, in accordance with the Company’s customary payroll practices generally applicable to similarly situated employees as may be in effect from time and shall be subject to statutory deductions and withholdings.

(d)  Change of Control.

(i)  For purposes of the Agreement, a “change of control” means, and shall be deemed to have taken place, if;

(1)  any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity or person, or any syndicate or group deemed to be a person under Section 14 (d) (2) of the Exchange Act, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities entitled to vote in the election of directors of the Company;

(2)  during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement) individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least three-fourths (3/4ths) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board;

(3)  there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), and shareholders of the Company immediately prior to such Transaction do not, immediately after the Transaction, own more than 50% of the combined voting power of the Company or other corporation resulting from such Transaction; or

(4)  there is a “change in control” of the Company within the meaning of Section 280G of the U.S. Federal internal revenue code of 1986.

(iii)  If during the term of this Agreement there is a “change in control” of the Company (or any successor) and the Executive is terminated by the Company for any reason (other than for Cause as defined in Section 5(b) thereof), including an election by the Company or its successor, Executive shall be entitled to receive a payment of $410,000 annually for the then remaining term of this Agreement.  In no event shall Executive be entitled to receive both the payment described in Section 5(c) hereof and the “change of control” payment described in this Section 5(d).

(iv)  Any payments to be made to Executive in connection with this Section 5(e) shall be made in a lump sum, subject to statutory deductions and withholdings, in cash within ten (10) business days after the date of termination or any earlier time required by applicable law.

(e)  Treatment of Stock Options Upon Change of Control or a Termination.

(i)  All stock options or similar rights granted to Executive pursuant to the Company’s stock option plans including, without limitation, any restricted stock shall immediately vest as of the effective date of such “change of control”.

(ii)  If this Agreement is terminated pursuant to clause (c) of this Section 5 or if Executive resigns his employment, all unvested stock options granted to Executive pursuant to the Company’s stock plans shall terminate immediately.

To the extent that the Executive has been granted stock options intended to be incentive stock options under Section 422 of the Internal Revenue Code, such stock options shall cease to be incentive stock options and shall be treated as nonqualified stock options if the options are exercised by the Employee more than three (3) months (one year in case of death or disability as defined in Section 422 of the Internal Revenue Code) following termination of employment.

Except as expressly modified by this clause (e) of this Section 5, all stock options and similar rights granted under the Company’s stock plans shall remain subject to all of the terms and conditions of the applicable stock plans and agreements evidencing the grants thereof.

(f)  Exclusive Remedy.  Executive agrees that the payments other benefits provided and contemplated by this Agreement shall constitute the sole and exclusive obligation of the Company in respect of Executive’s employment with and relationship to the Company and that the full payment thereof shall be the sole and exclusive remedy for any termination of Executive’s employment.  Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

6.     Business Expenses.  During the Term of this Agreement, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code or other applicable laws for deductibility by the Company (whether or not fully deductible by the Company) for federal income tax purposes as ordinary and necessary business expenses, the Company shall provide the Executive with reimbursement of reasonable business expenses incurred by the Executive while conducting Company business in a manner consistent with the Company’s policies and provisions applicable to the Executives of the Company.

7.     Confidential Information.

(a)  Executive acknowledges that the nature of Executive’s employment by the Company is such that Executive shall have access to information of a confidential and/or trade secret nature which has great value to the Company and which constitutes a substantial basis and foundation upon which the business of the Company is based.  Such information includes (A) trade secrets, inventions, mask works, ideas, processes, manufacturing, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments or experimental work, designs, and techniques; (B) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; (C) information regarding the skills and compensation of other employees the Company or its affiliates, including but not limited to, their respective business plans or clients (including, without limitation, customer lists and lists of customer sources), or information relating to the products, services, customers, sales or business affairs of the Company or its Affiliates (the “Confidential Information”).

(b)  Executive shall keep all such Confidential Information in confidence during the Term of this Agreement and at any time thereafter and shall not disclose any of such Confidential Information to any other person, except to the extent such disclosure is (i) necessary to the performance of this Agreement and in furtherance of the Company’s best interests, (ii) required by applicable law, (iii) publicly known within the relevant industry, or (iv) authorized in writing by the Board.  Upon termination of Executive’s employment with the Company, Executive shall deliver to the Company all documents, records, notebooks, work papers, and all similar material containing any of the foregoing information, whether prepared by Executive, the Company or anyone else.

8.     Non-Competition.  Executive covenants and agrees that commencing on the date hereof and continuing for the entire Term of Executive’s employment and for period of twelve (12) months thereafter (the “Restricted Period”), Executive shall not:

(a)  Work or be affiliated with in any capacity (including as a founder, employee, owner, consultant, or otherwise), directly or indirectly, for himself or on behalf of any other entity, in any business that manufacturers photomasks or that is otherwise competitive with the business of the Company or any subsidiary of the Company at any time during Executive’s employment or during the Restricted Period, such as, for example and not as a limitation, Toppan, DNP and the photomask manufacturing operations of semiconductor manufacturers such as IBM and TSMC.

(b)  Solicit, attempt to solicit, or assist others in soliciting or attempting to solicit, directly or indirectly, any business related to the business of the Company from any customers or prospective customers of the Company; for the purposes of this Section 8, the term “customer” means any entity or person who is or has been a client or customer of the Company during the time which Executive was employed with the Company, and the term “prospective customer” means a person or entity who became known to the Company during the time which Executive was employed with the Company as a result of that person’s or entity’s interest in obtaining the services or products of the Company; and

(c)  Solicit, attempt to solicit, or assist others in soliciting or attempting to solicit, directly or indirectly, for employment or similar capacity, any person who is an employee of, or an independent contractor for, the Company or its direct or indirect subsidiaries, parents or Affiliates or who was such an employee within twelve (12) months prior to the date of such solicitation or attempted solicitation.

(d)  Executive acknowledges that in the event of his employment with the Company terminates for any reason, Executive will be able to earn a livelihood without violating the foregoing restrictions.

(e)  If any provision or clause, or portion thereof, within this Section 8 shall be held by any court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion.  It is the intention of the parties that, if any court construes any provision or clause within this Section 8, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the geographic area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

9.     Intellectual Property.

(a)  Executive has no interest (except as disclosed to the Company) in any inventions, designs, improvements, patents, copyrights and discoveries which are useful in or directly or indirectly related to the business of the Company or to any experimental work carried on by the Company.  Except as may be limited by applicable law, all inventions, designs, improvements, patents, copyrights and discoveries conceived by Executive during the Term of this Agreement which are useful in or directly or indirectly related to the business of the Company or to any experimental work carried on by the Company, shall be the property of the Company.  Executive will promptly and fully disclose to the Company all such inventions, designs, improvements, patents, copyrights and discoveries (whether developed individually or with other persons) and will take all steps necessary and reasonably required to assure the Company’s ownership thereof and to assist the Company in protecting or defending the Company’s proprietary rights therein.

(b)  Executive also agrees to assist the Company in obtaining United States or foreign letters patent and copyright registrations covering inventions assigned hereunder to the Company and that Executive’s obligation to assist the Company shall continue beyond the termination of Executive’s employment but the Company shall compensate Executive at a reasonable rate for time actually spent by Executive at the Company’s request with respect to such assistance.  If the Company is unable because of Executive’s mental or physical incapacity (for the period of such incapacity only) or for any other reason to secure Executive’s signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions assigned to the Company (after reasonable efforts to contact employee), then Executive hereby irrevocably designates and appoints the Company, each of its duly authorized officers and agents as Executive’s agent and attorney-in-fact to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Executive.  Executive will perform all other lawful acts necessary to assist the Company to enforce any copyrights or patents obtained including, without limitation, testifying in any suit or proceeding involving any of the copyrights or patents or executing any documents deemed necessary by the Company, all without further consideration but at the expense of the Company.  If Executive is called upon to render such assistance after the termination of Executive’s employment, then Executive shall be entitled to a fair and reasonable per diem fee in addition to reimbursement of any expenses incurred at the request of the Company.

10.  Remedies.  The parties hereto agree that the services to be rendered by Executive pursuant to this Agreement, and the rights and privileges granted to the Company pursuant to this Agreement, are of a special, unique, extraordinary and intellectual character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by Executive of any of the terms of this Agreement will cause the Company great and irreparable injury and damage.  Executive hereby expressly agrees that the Company shall be entitled to the remedies of injunction, specific performance and other equitable relief to prevent a breach of this Agreement by Executive.  This Section 10 shall not be construed as a waiver of any other rights or remedies which the Company may have for damages or otherwise.

11.  Return of Property.  Executive agrees to return, on or before his last day of employment, all property belonging to the Company, including but not limited to computers, PDA, telephone and other credit cards, Company business records, Company automobile (if applicable), etc.

12.  Severability.  If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, to achieve the intent of the parties to the extent possible.  In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the extent possible.

13.  Succession.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes.  As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.  The obligations and duties of Executive hereunder are personal and otherwise not assignable.  Executive’s obligations and representations under this Agreement will survive the termination of Executive’s employment, regardless of the manner of such termination.

14.  Notices.  Any notice or other communication provided for in this Agreement shall be in writing and sent if to the Company to its principal office at:

Photronics, Inc.
15 Secor Road, PO Box 5226
Brookfield, Connecticut 06804

Attention: Vice President, General Counsel of Photronics, Inc.

or at such other address as the Company may from time to time in writing designate, and if to Executive at the address set forth above or at such address as Executive may from time to time in writing designate.  Each such notice or other communication shall be effective (I) if given by written telecommunication, three (3) days after its transmission to the applicable number so specified in (or pursuant to) this Section 14 and a verification of receipt is received, (ii) if given by certified mail, once verification of receipt is received, or (iii) if given by any other means, when actually delivered to the addressee at such address and verification of receipt is received.

15.  Adequate Consideration.  Executive acknowledges that the cash severance and other benefits to be provided by the Company to Executive are not available under any current plan or policies of the Company.  Accordingly, Executive further acknowledges that the payments and benefits under this Agreement provide adequate consideration for Executive’s obligations to the Company contained in Section 7 (Confidential Information), Section 8 (Non-Competition), Section 10 (Remedies).

16.  Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any prior agreements, undertakings, commitments and practices relating to Executive’s employment by the Company.

17.  Amendments.  No amendment or modification of the terms of this Agreement shall be valid unless made in writing, duly executed by both parties.

18.  Waiver.  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

19.  Governing Law.  This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to conflicts of law doctrines and any court action arising out of this Agreement shall be brought in any court of competent jurisdiction within the State of Connecticut.

20.  Withholding.  All compensation payable hereunder, including salary and other benefits, shall be subject to applicable taxes, withholding and other required, normal or elected employee deductions.

21.  Counterparts.  This Agreement and any amendment hereto may be executed in one or more counterparts.  All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

22.  Headings.  Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

THE COMPANY

PHOTRONICS, INC.

By:
Name:
Title:

EXECUTIVE

Name: Constantine Macricostas
Address: 5509 Pennock Point Road
Jupiter, FL 33458